VOLUMETRIC FUND, INC.

FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of April 19, 2018, to the Custody Agreement, dated as of April 27, 2015, (the “Agreement”), is entered into by and between VOLUMETRIC FUND, INC., a New York corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

1.

Exhibit B shall be superseded and replaced with Amended Exhibit B attached hereto.

2.

All references in the agreement to “out of pocket expenses” are replaced with “miscellaneous expenses”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VOLUMETRIC FUND, INC.

U.S. BANK NATIONAL ASSOCIATION

By: ___________________________

By: _____________________________

Name: _________________________

Name: __________________________

Title: __________________________

Title: ___________________________

Amended EXHIBIT B to the Custody Agreement – Volumetric Fund, Inc.

Domestic Custody Fees at April, 2018

Annual Fee Based Upon Market Value per Fund*

1.0

basis point on average daily market value of all long securities and cash held in the portfolio

Minimum annual fee per fund - $4,800

Plus portfolio transaction fees

Portfolio Transaction Fees

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$4.00 – Book entry DTC transaction, Federal Reserve transaction, principal paydown

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$7.00 – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction

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$8.00 – Option/SWAPS/future contract written, exercised or expired

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$15.00 – Mutual fund trade, Fed wire, margin variation Fed wire

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$50.00 – Physical security transaction

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$5.00 – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

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See Additional Services fee schedule for global servicing.

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$600 per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)

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Class Action Services – $25 filing fee per class action per account, plus 2% of gross proceeds, up to a maximum per recovery not to exceed $2,000.

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No charge for the initial conversion free receipt.

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Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

Amended Exhibit B (continued) to the Custody Agreement - Volumetric Fund, Inc.

Fee Schedule at April, 2018

Additional Global Sub-Custodial Services Annual Fee Schedule*Safekeeping and transaction fees are assessed on security and currency transactions.

Amended Exhibit B (continued) to the Custody Agreement – Volumetric Fund, Inc.

Base Fee - A monthly base fee per account (fund) will apply based on the number of foreign securities held.

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1-25 foreign securities: $500

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26-50 foreign securities: $1,000

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Over 50 foreign securities: $1,500

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Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

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For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Miscellaneous Expenses

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Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

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Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

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A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

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SWIFT reporting and message fees.